Exhibit 10.1

PRIVATE & CONFIDENTIAL

TO BE OPENED BY ADDRESSEE ONLY

Our Ref: XA/AS

Anthony Graham Sadler

2 Astons Road

Moor Park

Northwood

Middlesex

HA6 2LD

13th November 2008

Dear Graham,

The terms of your employment are with Tower Bridge International Services L.P. (the “Employer”) and are set out below (the “Contract”) and in the attached standard terms and conditions (which are incorporated by reference, the “Terms and Conditions”), together referred to as this “Agreement”.

1.	Commencement of Employment

(a)

Your employment under this Agreement will commence on the 9th  December 2008 (the “Commencement Date”). Your employment remains conditional upon your having a permit to work in the United Kingdom. You shall take all such lawful action (including, for example, resigning from your current employment and obtaining or renewing your permit to work in the United Kingdom, as appropriate) as shall be necessary to enable you to commence your duties with the Employer at the earliest possible time.

(b)	Your period of continuous employment is deemed to have commenced on the Commencement Date. No period of previous employment with a former employer will count as part of your continuous employment with the Employer.

2.	Job Title and Role

(a)	You will be employed as CFO – Europe & Asia, BGC & Cantor or in such other capacity as the Employer may reasonably require.

3.	Place and Hours of Work

(a)	You will be employed to work for the Employer (or on secondment with an Associated Company) in the London offices or such other offices of the Employer or an Associated Company as it or they may reasonably require. It is anticipated that you will travel to Europe and Asia on business trips on a regular basis.

(b)

Your normal hours of work will be 9.00am to 5.30pm on Monday to Friday, although in view of your position and the nature of the business of the Employer you will be expected and required to work outside the normal hours of works as the needs of the business require. In accordance with Regulation 5 of the Working Time Regulations you agree that Regulation 4(1) of the Working Time Regulations shall not apply to your employment with the Employer. At any time during your employment you or the Employer may give three months’ notice in writing that this clause shall cease to apply with effect from the expiry of the said three (3) months’ notice.

4.	Salary

You will be paid a salary of £200,000 (the “Salary”) per annum, less appropriate tax and statutory deductions. The Salary will be paid monthly in accordance with the Employer’s then accounting policies and practices, as applicable from time to time. The salary will be deemed to accrue equally from working day to working day, and shall be apportioned on such basis.

5.	Discretionary bonus

(a)	You are eligible to be considered for a bonus by the Employer in its absolute discretion. Determination of the decision as to whether or not to award a bonus, the amount of any award and timing or form of the award shall be made by a duly authorised senior executive of the Employer.

(b)	No bonus shall be awarded or paid whether on a pro rata basis or otherwise, if on the date(s) any bonus is granted, notified or to be paid by the Employer you:

(i)	are no longer employed by the Employer;

(ii)	are under notice of termination for any reason, either given or received (including, for the avoidance of doubt, if you are on garden leave);

(iii)	have attempted to terminate or procure your release from this Agreement.

Such awards are also subject to your continued compliance with the rules or policies of any regulatory authority of competent jurisdiction (such as the FSA), this Agreement and the policies and procedures contained in the Employee Handbook. If, at anytime before the relevant bonus is granted, notified or to be paid, the Employer discovers that you have failed to comply with these requirements, or you are subject to any formal disciplinary procedure, either before or after the bonus amount was notified to you, then the Employer reserves the right to withdraw, or reduce the amount of the bonus.

(c)	No award under this clause in any bonus year shall give rise to any entitlement or expectation of a discretionary bonus or be an indication of the level of bonus which may be made in the future (if any).

(d)	The terms in this clause 3 herein are offered to you in confidence and shall not be disclosed (without the Employer’s consent) by you to any third party, save as required by law.

6.	Benefits

(a)	In addition to your monetary remuneration, you may be eligible to participate in the benefits schemes set out in clause 3 of the Terms and Conditions.

(b)	In addition to the above you will be eligible to receive a grant of equity interests in BGC Holdings, L.P. (the “Partnership”) known as REUs. Capitalized terms used below but not defined herein shall have the meanings set forth in the Partnership Agreement.

The REUs you will be eligible to receive will have an REU Post-Termination Amount of £50,000 and will vest over three years on a one third per annum basis from the effective date of the grant provided that, on the vesting date, you are still employed by and performing substantial services for the Employer, have not given notice of resignation and have not breached the Partnership Agreement. You will be able to exchange the REUs for Class A Common Stock of BGC Partners, Inc.

The REUs are subject to the terms and conditions of the Partnership Agreement of the Partnership, dated as of 31st March 2008, (as amended from time to time, the “Partnership Agreement”), the Participation Plan, and the certificate granting you the REUs (the “REU Award Certificate”). The REUs will not be granted until you have executed and delivered the Partnership Agreement, the REU Award Certificate, the Participant Representation Letter accompanying the REU Award Certificate, and such other documents as are required by the General Partner of the Partnership, and such agreements have been duly executed by the General Partner where applicable. Your participation in the Partnership shall be at the sole discretion of the General Partner.

7.	Notice of Termination

(a)	Your employment is subject to a probationary period of six (6) months (the “Probationary Period”). Successful completion of the Probationary Period (or any extension thereof) is at the absolute discretion of the Employer and shall be notified to you in writing. The Employer reserves the right to extend the Probationary Period for up to a further three months.

(b)	The minimum period of notice which shall be given by either party to terminate your employment shall be one (1) month within your Probationary Period.

(c)	After the successful completion of the Probationary Period, the minimum period of notice which shall be given in writing by either party to terminate your employment shall be three (3) months’ notice or the minimum statutory notice period if longer.

(d)	You are also referred to the additional provisions in the Terms and Conditions.

8.	General

(a)	This Agreement shall be governed by and construed in accordance with English law. The parties hereby submit to the exclusive jurisdiction of the English courts as regards any claim or matter arising out of or in connection with this Agreement.

(b)	For the definition of Associated Company, please refer to paragraph 1 of the Terms and Conditions.

(c)	This Agreement constitutes a contract between you and the Employer save that it shall not be binding and enforceable unless or until executed by the representative of the Employer set out below.

(d)	Your employment under this Agreement is conditional upon you completing accurately the personal history form supplied to you and the receipt of references and any necessary background checks in terms satisfactory to the Employer in its absolute discretion. Should, at any time, information come to light which is not in accordance with the above, the Employer reserves the right to terminate your employment with immediate effect and without notice. By signing this Agreement you give your consent to the Employer requesting the references and background checks referred to above.

(d)	In the event of a discrepancy between the terms set out in this Contract and the Terms and Conditions and/or any employee handbook in force from time to time (the “Employee Handbook”), the terms set out in this Contract shall prevail.

(e)	In the event that any of the terms, conditions or provisions contained in this Agreement shall be determined invalid, unlawful or unenforceable to any extent, such term, condition or provision shall be severed from the remaining terms, conditions and provisions which shall continue to be valid to the fullest extent permitted by law.

(f)	This clause 8 and paragraphs 5.2, 11 to 14 and 16 of the Terms and Conditions shall survive any termination of this Agreement and shall continue to bind the parties with full force and effect.

(h)	There is no collective agreement directly affecting your terms and conditions of employment.

Please sign and return both of the enclosed copies of this Contract and the Terms and Conditions as confirmation that you have received and accepted these terms. One copy of each will be returned to you after signature of the Contract on behalf of the Employer and the other copy of each will be placed on your Personnel file.

SIGNED by	)

Tower Bridge International Services L.P.	)	/s/ Doug Barnard

acting by its general partner	)

Tower Bridge GP Limited	)

Signed by the employee

/s/ A. G. Sadler	19 November 2008
Anthony Graham Sadler	DATE

TERMS AND CONDITIONS

OF TOWER BRIDGE INTERNATIONAL SERVICES L.P.

1.	Employer

1.1	Your employer is Tower Bridge International Services L.P. (the “Employer”). Where this Agreement refers to “Associated Company” this means any person, company, partnership or other entity controlled by, or controlling, or in common control with, the Employer or its parent. A person, company, partnership or other entity shall be deemed to control another person, company, partnership or other entity if the former person, company, partnership or other entity possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other person, company, partnership or other entity whether through the ownership of voting securities or partnership interests, representation on its board of directors or similar governing body, by contract or otherwise.

1.2	Where you are seconded to an Associated Company or, whilst employed by the Employer, you in fact perform some or all of your services for an Associated Employer, in this Agreement references to the Employer shall be construed to refer to that Associated Company where appropriate.

2.	Your Obligations and Duties

2.1	You are required to well and faithfully serve the Employer and to use your best endeavours at all times to promote and develop its business and reputation and to act in the best interests of the Employer.

2.2	You must devote the whole of your working time to the business of the Employer. For this reason, during your employment, you are not permitted, without the written consent of the Employer, to have an interest in any other company, business or enterprise (whether as an employee, contractor, partner, consultant, agent, shareholder or otherwise). You may, however, acquire or own, without disclosure, by way of investment only, less than 1% of the outstanding securities of any class of any corporation that is listed on a recognised stock exchange or traded in the over-the-counter market.

2.3	You agree to comply with such reasonable instructions as the Employer (or any Associated Company) may give from time to time and you shall comply with rules and procedures affecting your employment which the Employer may from time to time lawfully and properly introduce, including the provisions of the Employee Handbook. The Employer will, where practicable, give you four weeks' notice of any new rules or procedures affecting you.

2.4	You agree to comply with any substance misuse policies of any Exchange or financial services regulator of which the Employer is a member.

2.5

You must maintain the highest standards of honesty and fair dealing in your work for the Employer. Great importance is attached to the observance of the Employer’s policies and procedures, particularly the Compliance Manual, and the common law, regulations or codes or principles made pursuant to the Financial Services and Markets Act 2000 or any of the Self Regulating Organisations (SROs) and The Financial

Services Authority. You acknowledge that any serious or substantial breach of any of these obligations will be regarded as gross misconduct and is likely to result in your summary dismissal.

2.6	In order to retain and enhance the Employer's standing and integrity at the forefront of the business community in the United Kingdom and internationally, your conduct in dealings with members of the public and customers of the Employer must be totally professional.

2.7	You will not during the term of your employment without the written consent of the Employer, alone or with others, directly or indirectly:

2.7.1	solicit or entice away or carry on the business of or have any connection with any client of the Employer (being both companies and individuals); or

2.7.2	participate, engage, render services to or become interested in (as owner, stockholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) any business activity that is in competition with the business of the Employer.

3.	Benefits

You will be notified separately of your eligibility for benefits such as health insurance and permanent health insurance. Your eligibility for such schemes is subject to the terms and rules of the scheme prevailing from time to time. In particular (but without limitation) you must provide your full co-operation in connection with any claim made on your behalf under such a scheme(s) and you are at all times responsible for providing any medical evidence that may be required by the insurers. Should the insurers refuse your claim, the Employer will be under no further obligation to pay any remuneration or provide other benefit to you and you expressly waive any express or implied term to the contrary. The Employer reserves the right to vary, withdraw and/or replace any health insurance and/or permanent health insurance scheme(s) or other benefits from time to time at its absolute discretion.

4.	Pension

Save as required by law in connection with a stakeholder pension, there is no Employer pension. Accordingly, there is no contracting-out certificate in force in relation to your employment and unless you make private pension arrangements, you must contribute to the State Earnings Related Pension Scheme.

5.	Expenses and Deductions

5.1	You will be entitled to the reimbursement of all reasonable expenses incurred in the proper performance of your duties in compliance with the Employer’s policies and practices provided that you complete the Employer’s expenses claim form to its satisfaction and submit satisfactory supporting evidence. The Employer reserves in its absolute discretion the right not to reimburse expenses incurred within 30 days of your giving notice, or purported notice, to resign or terminate your employment.

5.2

If at any time during your employment you have liabilities to the Employer, or any Associated Company, whether under this Agreement or otherwise, either actual or contingent (where there is a likelihood that a future liability will occur), including but not limited to debts, loans, advances, relocation expenses or excess holiday payments, it is specifically agreed that the Employer may deduct the sum or sums in respect of such liabilities from time to time owed to it from any payment otherwise due to you from the Employer howsoever arising including your final pay. If a likely future liability does not occur any money deducted on account thereof shall be released as soon as reasonably practicable.

5.3	The Employer may reduce or make deductions from your remuneration with respect to unauthorised non-attendance at work for all or part of any working day. Where you fail to be present for work for two or more days without authorization or good reason, you may be subject to disciplinary action, including dismissal.

5.4	The Employer will deduct from your salary or other payments due to you such sums as shall be necessary to satisfy income tax or national insurance contributions arising out of your employment.

6.	Holiday Leave

6.1	Save as otherwise agreed with the Employer, you are entitled, in addition to bank and public holidays (which the Employer recognises), to 25 working days paid holiday in each complete holiday year. The holiday year runs from 1 January to 31 December. Holiday must be taken at times agreed with the person designated by the Employer for this purpose and may not be carried forward from one calendar year to the next.

6.2	If your employment commences part way through the holiday year, your entitlement to holiday during that year will be assessed on a pro rata basis and for the purposes of this clause holiday accrues at the rate of 2.08 days per month, in addition to any bank or public holidays which the Employer recognises and which fall after the commencement of your employment.

6.3	The Employer reserves the right during any period of notice of termination of your employment, or during any period in which the Employer does not require you to perform your duties during your employment, to require you to take any accrued holiday leave.

6.4

Upon the termination of your employment, you will only be entitled to be paid in lieu of holiday leave accrued but untaken, on a pro rata basis, in accordance with your entitlement to annual leave under the Working Time Regulations (as amended from time to time), namely 2 days per month (increasing to 2.33 from 1 April 2009). For the purposes of this paragraph, any payment in lieu will be at the rate of 1/260ths of your annual fixed draw per day. In any holiday year (including the year of termination), the Employer may deduct any holiday leave taken in excess of your entitlement accruing from your salary at the rate of 1/260ths per day by which your entitlement is exceeded.

7.	Sickness

7.1	If you are ill and unable to come to work you must ensure that your Departmental Manager (or his/her designate) is informed of your absence at the earliest opportunity, and in any event no later than one hour after your regular start time. You must advise your manager how you may be contacted while you are not in the office. If you cannot call, you must arrange for someone else to do this. Failure to notify the Employer of any absence, without good reason, will be treated as unauthorised absence and may lead to disciplinary action, including dismissal, and/or deductions being made from or non payment of your remuneration. You are responsible for ensuring that the Employer is kept fully informed on a day to day basis about your condition and in particular your likely date of return to work.

7.2	You will be entitled to statutory sick pay provided you comply with the Employer’s notification procedures. Failure to comply with the Employer’s notification procedures may result in disciplinary action, including dismissal, or deductions from or non-payment of your remuneration. (Details of your entitlement in accordance with the relevant legislation can be obtained from the Human Resources Department). Subject to the Employer's policy from time to time, the Employer will pay you your Salary during any sickness absence for up to a maximum aggregate period of 10 working days in any period of 12 months. Thereafter any additional payment during sickness absence shall be at the absolute discretion of the Employer. It is the Employer's policy not to make any additional payments if you are sick during your notice period.

7.3	If you are absent from work for more than five consecutive working days, you may be required to provide a medical certificate from your doctor to Human Resources. Failure to comply with your obligations under this clause may result in disciplinary action, including dismissal, or deductions from or non-payment of your remuneration. If you are absent from work for a period in excess of one month and you then notify the Employer that you are fit to return to work, you agree that the Employer may postpone your return until it has received a certificate from a medical advisor nominated by the Employer pursuant to paragraph 7.5 below which confirms that you are fit to return to work. You shall not be entitled to receive any payment from the Employer (other than statutory sick pay if appropriate) during any period prior to receipt of such certificate by the Employer.

7.4	The Employer reserves the right to terminate your employment at any time during your absence from work, whether or not at the time of the Employer giving notice or employment ending you have any eligibility to apply for, or are in receipt of any sick pay or other benefit.

7.5	The Employer may require you to undergo examinations (including where appropriate, blood and other tests) by a medical adviser appointed or approved by the Employer. You agree that the medical adviser may disclose to the Employer the results of the examination and discuss with the Employer his or her opinion of your ability to properly discharge your duties.

8.	Suspension and Garden Leave

8.1	In circumstances where the Employer considers it reasonable (including but not limited to, investigating any disciplinary or potential disciplinary matter against you) it reserves the right at its absolute discretion, to require you to remain at home on paid leave for a period of no more than three months in aggregate or to assign to you such other duties consistent with your abilities in addition to or instead of your duties herein.

8.2	During any period after you or the Employer has given notice to terminate your employment or notice not to renew your contract or if you should otherwise seek to leave your employment with the Employer, then the Employer will at its discretion be under no obligation to assign any duties to you or to provide any work for you, may transfer you to a different product area and/or will be entitled to exclude you from its premises. This will not affect your entitlement to receive your Salary (if any).

8.3	During any period of suspension or garden leave under this paragraph 8, you agree that:

8.3.1	save for routine social contact, you will not contact or deal with or attempt to contact or deal with employees or clients of the Employer with whom you have previously dealt while employed by the Employer and the Company will have the right as its absolute discretion to remove your access rights to any IT or communication systems; and

8.3.2	if requested to do so, you must return immediately to the Employer any Employer property, any Associated Employer's property and any property of its or their clients in accordance with paragraph 9 below;

8.3.3	you will remain bound by the duties and obligations set out in these Terms and Conditions and those implied into this Agreement at common law.

9.	Termination of Employment

9.1	Notwithstanding anything to the contrary in this Agreement, the Employer may dismiss you summarily (i.e. without notice) in circumstances where it is entitled to do so at common law, including, but not limited to, substantial breach of any terms of this Agreement or the Employer’s policies and procedures, wilful refusal or neglect to carry out instructions or duties, dishonesty or other instances of serious misconduct or serious incompetence. You are advised to refer to the Employee Handbook for a non-exhaustive list of the examples which are normally regarded as gross misconduct.

9.2	Upon the termination of your employment (and during any period of paid leave in accordance with paragraph 8 above), you must return immediately to the Employer any Employer property, any Associated Employer’s property and any property of the Employer’s or any Associated Company’s clients, including but not limited to all keys, documents, lists, papers, business cards, credit cards, security and computer passes, mobile telephones, records and computer disks or any other media on which information is held relating to the business of the Employer or any Associated Company or their clients together with any copies thereof.

9.3	In the event that you are not, in the opinion of the Employer, physically or mentally fit to perform your duties your employment may be terminated upon one month’s notice in writing or any statutory minimum notice period if longer. Before taking such action the Employer will, as far as reasonably possible, consult with you and obtain a medical opinion if necessary. Without prejudice to the foregoing, if you cannot work or perform your duties because you are ill or injured for six consecutive months in any period of 12 months, the Employer may terminate your employment on one month's notice or any statutory minimum period if longer.

9.4	The notice periods set out above do not apply to retirement. The normal retirement age is 65, beyond which you have no automatic right to remain in employment.

10.	Grievance, Dismissal and Disciplinary Procedure

10.1	Where any grievance or disciplinary procedure implemented by the Employer from time to time exceeds statutory obligations, the procedure is not binding upon the Employer and does not form part of this Agreement.

10.2	The Employer’s current dismissal and disciplinary procedures are set out in the Employee Handbook. If the Employer determines that you have committed a disciplinary offence, it reserves the right to impose a penalty upon you commensurate with the disciplinary offence committed. If you are dissatisfied with a disciplinary decision to dismiss you, in accordance with the Employer’s current dismissal and disciplinary procedures, you should apply in writing to the Director of Human Resources.

10.3	If you have a grievance you should write to your line manager (copied to the Director of Human Resources) in the first instance if you are unable to resolve it informally. If the grievance remains unresolved or if it is not appropriate to resolve it with your line manager, you should apply in writing to the Head of the Human Resources Department, who will allocate an appropriate person to deal with it. Further details of the process are set out in the grievance procedure which is in the Employee Handbook.

11.	Undertaking, Acknowledgment and Indemnity

11.1	You represent, undertake and warrant that by the execution and/or the performance of your duties under this Agreement, you are not (and will not be) in default under, or in breach of, any agreement (including, but not limited to any agreement requiring you to preserve the confidentiality of any information which is the property of any third party) to which you are a party to or which you may be subject.

11.2	You agree that you will indemnify the Employer (or any Associated Company) in respect of any tax liability that the Employer (or any Associated Company) may incur to make any payment (including, without limitation, income tax or employee national insurance contributions) as a result of any failure on your part promptly and fully to account for and discharge any liability you may have to any third party. This indemnity will survive the termination of your employment with the Employer howsoever caused.

11.3	You acknowledge that you have been given the opportunity to seek independent legal advice as you considered appropriate before signing this Agreement.

12.	Confidentiality and Non-derogatory Comments

12.1	You shall not at any time during your employment nor after its termination directly or indirectly use, or copy or divulge Confidential Information to the detriment or prejudice of the Employer, any Associated Company, or any of its or their clients.

12.2

“Confidential Information” means information of a confidential or secret nature, trade secrets or commercially sensitive information relating to the business or financial affairs of the Employer or any Associated Company or any person (whether agents, clients, customers, prospective customers or suppliers) having dealings with the Employer or any Associated Company. Confidential Information shall include: details and lists of individuals, clients, customers or counterparties or other organisations with whom the Employer or any Associated Company transacted business during your employment (including their requirements, financial standing, the terms of business and any dealings with them), strategic business planning and financial information of the Employer or any Associated Company (including results and forecasts of any broking or trading desks, financial instrument transaction systems, details of employees and officers and their remuneration/benefits and the terms of their employment with the Employer or any Associated Company), any information concerning telecommunications systems and/or data processing/analysis, (including inventions, developments or improvements, designs, processes, software (including source codes)) or copyright works discovered or used by the Employer (or any Associated Company) or their employees and any information which you are told is confidential or which you are aware or ought reasonably be aware has been given to the Employer or any Associated Company in confidence by other persons. The foregoing list is not exhaustive.

12.3	You shall not be restrained from disclosing any Confidential Information which you are authorised to disclose in the proper performance of your duties by the Employer or which is or comes into the public domain (other than as a result of a breach of your obligations under this Agreement) or is ordered to be disclosed by a court of competent jurisdiction, a regulatory authority or otherwise required to be disclosed by law.

12.4	During your employment or at any time after its termination, you must not make, publish or otherwise communicate to third parties (both internally and externally) any disparaging or derogatory statements, whether in writing or otherwise, concerning the Employer, or any Associated Company, or any of their respective officers or employees and you acknowledge that acting in breach of this provision will harm the business of the Employer and/or any Associated Company and constitutes a serious breach of this Agreement.

13.	Protection of the Employer’s Interests

13.1	Without the written prior consent of the Employer and whether alone or with others, directly or indirectly for your own benefit or the benefit of any person or organization you shall not, during the term of your employment, or for a period of twelve (12) months after its termination, offer to employ or enter into partnership, induce or attempt to induce any individual to whom this paragraph applies to leave the employment of or to discontinue the supply of his/her services to the Employer or any Associated Company without the Employer's prior written consent (whether or not such action would result in a breach of contract by such individual) nor shall you encourage counsel or procure that individual to do so. This paragraph shall apply to any individual who is an employee or who provides services to the Employer or any Associated Company and whom you have managed or with whom you have or have had material and/or regular dealings in the course of your employment during the twelve 12 months prior to the termination of your employment and who is employed by or has provided services to the Employer (or an Associated Company) in a senior or managerial capacity, whether in a technical, IT, sales, broking, marketing or business development role.

13.2	You acknowledge that the restriction set out above is reasonable and necessary for the protection of the legitimate interests of the Employer and/or any Associated Company and that, having regard to those interests, this restriction does not work unreasonably on you.

13.3	If the Employer transfers all or part of its business to an Associated Company or to a third party (in either case, a “Transferee”) the restrictions contained in this paragraph 13 shall, with effect from the date of your becoming an employee of the Transferee, apply to you as if references to the Employer included the Transferee and references to any Associated Company are construed accordingly and as if references to customers or clients or counterparties or suppliers or employees are of the Employer and/or Transferee and their respective Associated Companies.

13.4	The obligation imposed on you by paragraph 13 extends to you not only on your own account but also if you act on behalf of any other company, entity or other person and shall apply whether you or such other person acts directly or indirectly.

13.5	The restriction entered into by you in paragraph 13.1 is given to the Employer for itself and as trustee for each and any Associated Company. In accordance with the Contracts (Rights of Third Parties) Act 1999, any Associated Company may rely upon and enforce the terms of this paragraph 13 against you.

14.	Inventions and Intellectual Property

14.1	You must disclose to the Employer any invention, or improvement, design, process, information, copyright work, trade mark or trade name or get-up made, created or discovered by you during the continuance of your employment (whether patentable or not and whether or not patent protection has been applied for or granted or registered) which concerns or is applicable to products or services provided by or relating to the business of the Employer or any Associated Company or capable of being used or adapted for use therein or in connection therewith ("Intellectual Property") and the Intellectual Property shall belong to and be the absolute property of the Employer or any such Associated Company as the Employer may direct (to the extent permitted by law).

14.2	To the extent that such Intellectual Property has not vested or does not vest in the Employer by operation of law, you hereby irrevocably assign to the Employer, including by way of future assignment, with full title guarantee, absolutely and free from all encumbrances, all your rights, title and interest in any and all intellectual property rights, in, or relating to the Intellectual Property together with all accrued rights of action in respect of any infringement of any such intellectual property rights.

14.3	You shall at all times whether during your employment or after its termination:

14.3.1	supply all such information and give such assistance as is necessary in the opinion of the Employer (or any Associated Company) to enable it or them to exploit the Intellectual Property to the best advantage; and

14.3.2	execute all such documents and take all such steps required for vesting the Intellectual Property rights in the Employer or any such Associated Company or in such other person as the Employer may specify.

15.	Data Protection and Monitoring

15.1	You consent to the Employer or any Associated Company holding and processing both electronically and manually, the data (including personal sensitive data and information contained in e-mail and e-mail attachments) it collects, stores and/or processes, which relates to you for the purposes of the administration and management of its business. You also agree to the Employer or any Associated Company forwarding this data to other offices it may have which may be outside the European Economic Area for storage, processing, or administrative purposes and you consent to the Employer or any Associated Company disclosing your personal data to third parties where such disclosure is for the legitimate business purposes of the Employer or any Associated Company.

15.2	To ensure regulatory compliance and for the protection of its workers, clients/customers and business, the Employer reserves the right to use surveillance equipment and to monitor, intercept, review and access your telephone log, internet usage, voicemail, e-mail and other communication facilities provided by the Employer which you may use during your employment. The Employer will use this right of access reasonably but it is important that you are aware that all communications and activities on our equipment or premises cannot be presumed to be private.

15.3	The Employer does not permit employees to covertly tape or record electronically by any means any individual with whom they interact in the course of their duties. Any employee who does so (without the Employer's authority) in breach of this clause may be subject to disciplinary action and the Employer may regard their actions as gross misconduct.

16.	Entire Agreement

16.1	This Agreement represents the entire agreement between the parties with respect to your employment. Definitions used in this Contract shall have the same meaning as in these Terms and Conditions, and vice versa. Each party confirms that it has not relied upon any information, representations or warranties not expressly contained herein.

16.2	This Agreement may not be amended, supplemented or modified except by written agreement of a duly authorised signatory of the Employer. Unless the Employment Handbook expressly indicates otherwise its terms are not intended to have contractual affect.

16.3	Any delay by the Employer in exercising any of its rights under this Agreement will not constitute a waiver of such rights.

16.4	You agree that the Employer may assign this Agreement to a creditworthy Associated Company in whole or in part and that if the Employer shall choose to do so, you shall have no claim against the Employer in connection with such assignment.

/s/ A. G. Sadler	19 November 2008
Anthony Graham Sadler	DATE